UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO

FILED PURSUANT TO RULE 13d-2

(Amendment No. 13)*

CREDICORP LTD.

(Name of Issuer)

Common Shares, par value $5.00 per share

(Title of Class of Securities)

G2519Y108

(CUSIP Number)

N/A

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 ( “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. G2519Y108	SCHEDULE 13G	Page 2 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Ana Silvia Guzman Portilla de Romero
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* Reporting person Ana Silvia Guzman Portilla de Romero sold all of her Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Ana Silvia Guzman Portilla de Romero does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 3 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Arlow Holding Corporation*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 118,597
(7) SOLE DISPOSITIVE POWER 118,597
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 118,597
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Arlow Holding Corporation is controlled by Luis Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 4 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Belle Company Inc.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Reporting person Belle Company Inc. transferred all of its Common Shares of issuer Credicorp Ltd. to Zuleta Inversionista SA.. As of the date of this report, reporting person Belle Company Inc. does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 5 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Birmingham Merchant S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 2,693,868
(7) SOLE DISPOSITIVE POWER 2,693,868
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,693,868
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Birmingham Merchant S.A. is owned and controlled by various members of the Romero family, which includes Dionisio Romero Seminario, Luis Romero Belismelis, Rosalina María Helguero Romero and Dionisio Romero Paoletti.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 6 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Cernical Group S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 505,845
(7) SOLE DISPOSITIVE POWER 505,845
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 505,845
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Cernical Group S.A. is directly controlled by Alicorp S.A. and indirectly controlled by various members of the Romero family, which includes Dionisio Romero Seminario, Luis Romero Belismelis, Rosalina María Helguero Romero and Dionisio Romero Paoletti.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 7 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Dionisio Romero Paoletti
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 8,643,385
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 8,643,385
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,643,385
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.2%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 8 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Dionisio Romero Seminario
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 12,531,278
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 9,482,097
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,531,278
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.3%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 9 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Doce de Octubre S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 838,712
(7) SOLE DISPOSITIVE POWER 838,712
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 838,712
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Doce de Octubre S.A. is owned and controlled by Dionisio Romero Seminario.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 10 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Eduardo Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 600
(7) SOLE DISPOSITIVE POWER 600
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 11 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Fernando Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 915
(7) SOLE DISPOSITIVE POWER 915
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 915
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 12 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Fernando Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* Reporting person Fernando Romero Belismelis sold all of his Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Fernando Romero Belismelis does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 13 of 45 Pages

(1)	NAMES OF REPORTING PERSONS José Antonio Onrubia Romero
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Spain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* Reporting person José Antonio Onrubia Romero sold all of his Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person José Antonio Onrubia Romero does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 14 of 45 Pages

(1)	NAMES OF REPORTING PERSONS La Roncadora S.A.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 1,064,356
(7) SOLE DISPOSITIVE POWER 1,064,356
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,064,356
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. G2519Y108	SCHEDULE 13G	Page 15 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Luis Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 9,455,055
(7) SOLE DISPOSITIVE POWER 1,885
(8) SHARED DISPOSITIVE POWER 9,455,055
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,456,940
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.0%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 16 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Manuel Antonio Romero Belismelis
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 11,873
(7) SOLE DISPOSITIVE POWER 11,873
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,873
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 17 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Maria del Carmen Onrubia de Beeck
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* Reporting person Maria del Carmen Onrubia de Beeck sold all of her Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Maria del Carmen Onrubia de Beeck does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 18 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Maria Inmaculada Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 667
(7) SOLE DISPOSITIVE POWER 667
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 667
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 19 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Maria Lourdes Onrubia Holder
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 9,167
(7) SOLE DISPOSITIVE POWER 9,167
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,167
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 20 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Rosalina María Helguero Romero
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 9,519,032
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 9,519,032
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,519,032
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 21 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Sparkling Business, Inc.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Reporting person Sparkling Business, Inc. sold all of its Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Sparkling Business, Inc. does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 22 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Tech American Enterprises Inc.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 693,073
(7) SOLE DISPOSITIVE POWER 693,073
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 693,073
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Tech American Enterprises Inc. is controlled by Luis Romero Belismelis.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 23 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Teresa Holder de Onrubia
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Peru
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 272,401
(7) SOLE DISPOSITIVE POWER 272,401
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 272,401
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. G2519Y108	SCHEDULE 13G	Page 24 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Urigeler Internacional S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 5,285,672
(7) SOLE DISPOSITIVE POWER 5,285,672
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,285,672
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Urigeler Internacional S.A. is owned and controlled by various members of the Romero family, which includes Dionisio Romero Seminario, Luis Romero Belismelis, Rosalina María Helguero Romero and Dionisio Romero Paoletti.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 25 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Van Intercorp Inc.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 158,000
(7) SOLE DISPOSITIVE POWER 158,000
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 158,000
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Van Intercorp is directly owned and controlled by Inversiones Piuranas and indirectly owned and controlled by various members of the Romero family, which includes Dionisio Romero Seminario, Luis Romero Belismelis, Rosalina María Helguero Romero and Dionisio Romero Paoletti.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 26 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Vineyard Investment Inc.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 0
(7) SOLE DISPOSITIVE POWER 0
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Reporting person Vineyard Investment Inc. transferred all of its Common Shares of issuer Credicorp Ltd. to Doce de Octubre S.A. As of the date of this report, reporting person Vineyard Investment Inc. does not beneficially own any Common Shares of issuer Credicorp Ltd

CUSIP No. G2519Y108	SCHEDULE 13G	Page 27 of 45 Pages

(1)	NAMES OF REPORTING PERSONS Zuleta Inversionista S.A.*
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER 0
(6) SHARED VOTING POWER 875,647
(7) SOLE DISPOSITIVE POWER 875,647
(8) SHARED DISPOSITIVE POWER 0
(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 875,647
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Zuleta Inversionista S.A. is owned and controlled by Rosalina María Helguero Romero.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 28 of 45 Pages

Statement for Schedule 13G

Item 1(a). Name of issuer:

Credicorp Ltd.

Item 1(b). Address of issuer’s principal executive offices:

Credicorp Ltd

c/o Banco de Crédito del Perú

Centenario N° 156

Las Laderas de Melgarejo

La Molina

Lima 12 Perú

Item 2(a). Name of person filing:

See Exhibit B attached hereto.

Item 2(b). Address or principal business office or, if none, residence:

Centenario N° 156

Las Laderas de Melgarejo

La Molina

Lima 12 Perú

Item 2(c). Citizenship:

See Item 4 on Page 2

See Item 4 on Page 3

See Item 4 on Page 4

See Item 4 on Page 5

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See Item 4 on Page 13

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 29 of 45 Pages

See Item 4 on Page 19

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Item 2(d). Title of class of securities:

Common Shares, par value $5.00 per share

Item 2(e). CUSIP No.:

G2519Y108

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4. Ownership.

(a) Amount beneficially owned:

See Item 9 on Page 2

See Item 9 on Page 3

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 30 of 45 Pages

See Item 9 on Page 24

See Item 9 on Page 25

See Item 9 on Page 26

See Item 9 on Page 27

(b) Percent of class:

See Item 11 on Page 2

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(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Item 5 on Page 2

See Item 5 on Page 3

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See Item 5 on Page 6

See Item 5 on Page 7

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 31 of 45 Pages

See Item 5 on Page 13

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(ii) Shared power to vote or to direct the vote

See Item 6 on Page 2

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See Item 6 on Page 27

(iii) Sole power to dispose or to direct the disposition of

See Item 7 on Page 2

See Item 7 on Page 3

CUSIP No. G2519Y108	SCHEDULE 13G	Page 32 of 45 Pages

See Item 7 on Page 4

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(iv) Shared power to dispose or to direct the disposition of

See Item 8 on Page 2

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CUSIP No. G2519Y108	SCHEDULE 13G	Page 33 of 45 Pages

See Item 8 on Page 24

See Item 8 on Page 25

See Item 8 on Page 26

See Item 8 on Page 27

Item 5. Ownership of 5 Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

See Exhibit C attached hereto.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

Not applicable.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 34 of 45 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 19, 2013
(Date)

/s/ Dionisio Romero Seminario
(Signature)

Name:	Dionisio Romero Seminario
Title:	Authorized Signatory

CUSIP No. G2519Y108	SCHEDULE 13G	Page 35 of 45 Pages

EXHIBITS

Exhibit A	Joint Filing Statement

Exhibit B	Names of Persons Filing

Exhibit C	Identification and Classification of Members of Group

Exhibit D	Powers of Attorney with English Translations

CUSIP No. G2519Y108	SCHEDULE 13G	Page 36 of 45 Pages

Exhibit A to Schedule 13G

Joint Filing Agreement

Pursuant to Rule 13d-1(k)

The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Dionisio Romero Seminario.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: July 19, 2013

Ana Silvia Guzman Portilla de Romero

Arlow Holding Corporation

Belle Company Inc.

Birmingham Merchant S.A.

Cernical Group S.A.

Dionisio Romero Paoletti

Dionisio Romero Seminario

Doce de Octubre S.A.

Eduardo Onrubia Holder

Fernando Onrubia Holder

Fernando Romero Belismelis

José Antonio Onrubia Romero

La Roncadora S.A.

Luis Romero Belismelis

Manuel Antonio Romero Belismelis

Maria del Carmen Onrubia de Beeck

Maria Inmaculada Onrubia Holder

Maria Lourdes Onrubia Holder

Rosalina María Helguero Romero

Sparkling Business, Inc.

Tech American Enterprises Inc.

Teresa Holder de Onrubia

Urigeler Internacional S.A.

Van Intercorp Inc.

Vineyard Investment Inc.

Zuleta Inversionista S.A.

By:	/s/ Dionisio Romero Seminario
Name: Dionisio Romero Seminario
Title: Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 37 of 45 Pages

Exhibit B to Schedule 13G

Names of Persons Filing

Shareholders:

Ana Silvia Guzman Portilla de Romero

Arlow Holding Corporation

Belle Company Inc.

Birmingham Merchant S.A.

Cernical Group S.A.

Dionisio Romero Seminario

Doce de Octubre S.A.

Eduardo Onrubia Holder

Fernando Onrubia Holder

Fernando Romero Belismelis

José Antonio Onrubia Romero

La Roncadora S.A.

Luis Romero Belismelis

Manuel Antonio Romero Belismelis

Maria del Carmen Onrubia de Beeck

Maria Inmaculada Onrubia Holder

Maria Lourdes Onrubia Holder

Rosalina María Helguero Romero

Sparkling Business, Inc.

Tech American Enterprises Inc.

Teresa Holder de Onrubia

Urigeler Internacional S.A.

Van Intercorp Inc.

Vineyard Investment Inc.

Zuleta Inversionista S.A.

Address:

Centenario N° 156

Las Laderas de Melgarejo

La Molina

Lima 12 Perú

CUSIP No. G2519Y108	SCHEDULE 13G	Page 38 of 45 Pages

Exhibit C to Schedule 13G

Identification and Classification of Members of Group

Members of Group:

Ana Silvia Guzman Portilla de Romero (IN)

Arlow Holding Corporation (CO)

Belle Company Inc. (CO)

Birmingham Merchant S.A. (CO)

Cernical Group S.A. (CO)

Dionisio Romero Paoletti (IN)

Dionisio Romero Seminario (IN)

Doce de Octubre S.A. (CO)

Eduardo Onrubia Holder (IN)

Fernando Onrubia Holder (IN)

Fernando Romero Belismelis (IN)

José Antonio Onrubia Romero (IN)

La Roncadora S.A. (CO)

Luis Romero Belismelis (IN)

Manuel Antonio Romero Belismelis (IN)

Maria del Carmen Onrubia de Beeck (IN)

Maria Inmaculada Onrubia Holder (IN)

Maria Lourdes Onrubia Holder (IN)

Rosalina María Helguero Romero (IN)

Sparkling Business, Inc. (CO)

Tech American Enterprises Inc. (CO)

Teresa Holder de Onrubia (IN)

Urigeler Internacional S.A. (CO)

Van Intercorp Inc. (CO)

Vineyard Investment Inc. (CO)

Zuleta Inversionista S.A. (CO)

Aggregate Amount of Common Shares Beneficially Owned by Group:	12,531,278

Percent of Class:	13.3%

CUSIP No. G2519Y108	SCHEDULE 13G	Page 39 of 45 Pages

Exhibit D to Schedule 13G

Powers of Attorney with English Translations

INDEX

D.1	Reciprocal General Power of Attorney granted between Messrs. Jose Antonio Onrubia Romero, Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated November 6, 1970. (1)
D.2	English-language summary of D.1 (2)
D.3	General Power of Attorney from Willy Beeck Navarro and Maria del Carmen Onrubia de Beeck to Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated December 6, 1985. (3)
D.4	English-language summary of D.3 (4)
D.5	Power of Attorney from Rosalina Maria Helguero Romero to Dionisio Romero Seminario dated December 21, 2001. (5)
D.6	Power of Attorney from Jose Antonio Onrubia Romero to Dionisio Romero Seminario dated December 16, 1996. (6)
D.7	Power of Attorney from Maria del Carmen Onrubia de Beeck to Dionisio Romero Seminario dated December 16, 1996. (6)
D.8	Power of Attorney from Teresa Holder de Onrubia to Dionisio Romero Seminario dated December 16, 1996. (6)
D.9	Power of Attorney from Maria Lourdes Onrubia Holder to Dionisio Romero Seminario dated February 13, 1997. (6)
D.10	Power of Attorney from Maria Inmaculada Onrubia Holder to Dionisio Romero Seminario dated December 16, 1996. (6)
D.11	Power of Attorney from Ana Sylvia Guzman de Romero to Dionisio Romero Seminario dated February 14, 1997. (6)
D.12	Power of Attorney from Manuel Antonio Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)
D.13	Power of Attorney from Fernando Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)
D.14	Power of Attorney from Dionisio Romero Paoletti to Dionisio Romero Seminario dated December 16, 1996. (6)
D.15	Power of Attorney from Birmingham Merchant S.A. to Dionisio Romero Seminario dated February 17, 1998. (7)
D.16	Power of Attorney from Urigeler Internacional S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)
D.17	Power of Attorney from Robelis S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)
D.18	Power of Attorney from Vineyard Investment Inc. to Dionisio Romero Seminario dated February 5, 2003.(8)
D.19	Power of Attorney from Belle Company Inc. to Dionisio Romero Seminario dated February 5, 2003.(9)
D.20	Power of Attorney from Sparkling Business Inc. to Dionisio Romero Seminario dated February 5, 2003.(10)
D.21	Power of Attorney from La Roncadora S.A. to Dionisio Romero Seminario dated February 12, 2004.(11)
D.22	Power of Attorney from Arlow Holding Corporation to Dionisio Romero Seminario dated February 8, 2006.(12)
D.23	Power of Attorney from Tech American Enterprises Inc. to Dionisio Romero Seminario dated January 12, 2007. (13)

CUSIP No. G2519Y108	SCHEDULE 13G	Page 40 of 45 Pages

D.24	Power of Attorney from Van Intercorp Inc. to Dionisio Romero Seminario dated January 12, 2007. (14)
D.25	Power of Attorney from Cernical Group S.A. to Dionisio Romero Seminario dated January 12, 2007. (15)
D.26	Power of Attorney from Zuleta Inversionista S.A. to Dionisio Romero Seminario dated May 10, 2013.*
D.27	Power of Attorney from Doce de Octubre S.A. to Dionisio Romero Seminario dated May 11, 2013.*
D.28	Power of Attorney from Eduardo Onrubia Holder to Dionisio Romero Seminario dated May 11, 2013.*
D.29	Power of Attorney from Fernando Onrubia Holder to Dionisio Romero Seminario dated May 11, 2013.*
D.30	Power of Attorney from Luis Romero Belismelis to Dionisio Romero Seminario dated May 11, 2013.*

*	Filed Herewith
(1)	Incorporated by reference to Exhibit D.1 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(2)	Incorporated by reference to Exhibit D.2 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(3)	Incorporated by reference to Exhibit D.5 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(4)	Incorporated by reference to Exhibit D.6 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(5)	Incorporated by reference to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.
(6)	Incorporated by reference to Amendment No. 1 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 14, 1997.
(7)	Incorporated by reference to Amendment No. 2 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 17, 1998.
(8)	Incorporated by reference to Exhibit D.7 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.
(9)	Incorporated by reference to Exhibit D.8 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.
(10)	Incorporated by reference to Exhibit D.9 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.
(11)	Incorporated by reference to Exhibit D.8 to Amendment No. 8 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 18, 2004.
(12)	Incorporated by reference to Exhibit D.26 to Amendment No. 10 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 13, 2006.
(13)	Incorporated by reference to Exhibit D.27 to Amendment No. 11 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 13, 2007.
(14)	Incorporated by reference to Exhibit D.28 to Amendment No. 11 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 13, 2007.
(15)	Incorporated by reference to Exhibit D.29 to Amendment No. 11 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 13, 2007.

CUSIP No. G2519Y108	SCHEDULE 13G	Page 41 of 45 Pages

Exhibit D.26 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Zuleta Inversionista S.A., the principal business address of which is Ciudad de Panamá, República de Panamá, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 10th day of May 2013

ZULETA INVERSIONISTA S.A.

By:	/s/ Dionisio Romero Seminario
Name:	Dionisio Romero Seminario
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 42 of 45 Pages

Exhibit D.27 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Doce de Octubre S.A., the principal business address of which is Ciudad de Panamá, República de Panamá, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as its attorney-in-fact, for its and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as it could do if any of its representatives were personally present.

Signed as of the 11th day of May 2013

DOCE DE OCTUBRE S.A.

By:	/s/ Dionisio Romero Seminario
Name:	Dionisio Romero Seminario
Title:	Attorney-in-fact

CUSIP No. G2519Y108	SCHEDULE 13G	Page 43 of 45 Pages

Exhibit D.28 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Eduardo Onrubia Holder, an individual whose address is Avenida Argentina No. 2833, Callao, Perú, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11th day of May 2013.

/s/ Eduardo Onrubia Holder
Name:	Eduardo Onrubia Holder

CUSIP No. G2519Y108	SCHEDULE 13G	Page 44 of 45 Pages

Exhibit D.29 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Fernando Onrubia Holder, an individual whose address is Av. Argentina No. 4793, Carmen de la Legua, Callao, Lima, Peru, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11th day of May 2013.

/s/ Fernando Onrubia Holder
Name:	Fernando Onrubia Holder

CUSIP No. G2519Y108	SCHEDULE 13G	Page 45 of 45 Pages

Exhibit D.30 to Schedule 13G

POWER OF ATTORNEY

The undersigned, Luis Romero Belismelis, an individual whose address is Calle Francisco Graña No. 120, Urb. Santa Catalina, La Victoria, Lima 13, Perú, does hereby appoint Dionisio Romero Seminario, whose address is Calle Centenario 156, Las Laderas de Melgarejo, La Molina, Lima 12, Peru, as his attorney-in-fact, for his and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, or original and copies of the Securities and Exchange Commission Schedule 13G (“Schedule 13G”), any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person, in respect of the shares of Credicorp Ltd. common stock par value US$5.00 per share, owned by the undersigned and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 11th day of May 2013.

/s/ Luis Romero Belismelis
Name:	Luis Romero Belismelis